Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 18, 2019 (the “Effective Date”) by and among William Lyon Homes, a Delaware corporation (“Parent”), William Lyon Homes, Inc., a California corporation (the “Company”), and William H. Lyon, an individual (“Executive”) (collectively the “Parties” and individually a “Party”), with respect to the following facts and circumstances:

RECITALS

A.    Executive currently holds the position of Executive Chairman of the Company and Parent, and is employed on the terms and conditions of that certain Employment Agreement dated March 31, 2015 (the “Prior Agreement”).

B.    The Company and Executive have agreed to enter into this Employment Agreement, which supersedes and replaces the Prior Agreement, pursuant to which Executive shall continue to serve as Executive Chairman of the Company under the terms and conditions set forth in this Agreement.

C.    The Company is a wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1    Employment. The Company agrees to continue to employ Executive in the capacity as Executive Chairman of the Company and Parent, pursuant to the terms and conditions set forth in this Agreement (which supersedes and replaces the Prior Agreement), and Executive hereby accepts such employment by the Company upon the terms and conditions herein.

1.2    Term. The term of Executive’s employment by the Company hereunder (the “Term”) shall be for a period commencing January 1, 2019 through December 31, 2019. Immediately prior to the end of each then-applicable Term, the Term shall automatically renew for a successive additional one (1) year period unless, no later than ninety (90) days prior to the end of the otherwise applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case this Agreement will terminate at the end of the then-applicable Term. Notwithstanding the foregoing, Executive’s employment hereunder may be terminated earlier in accordance with the provisions of Article 6.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1    Duties. During the Term, Executive shall serve as Executive Chairman of the Company and Parent and shall report directly to Parent’s Board of Directors (the “Board”). In such capacity, Executive shall have duties, functions, responsibilities, and authority consistent with those agreed in writing by Executive and the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall, in all material respects, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is, or reasonably should be, aware. Executive may rely on any guidance provided to the Company by its counsel or advisors. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time and of which Executive is, or reasonably should be, aware; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2    Location of Services. Executive’s principal place of employment shall be at 4695 MacArthur Court, Newport Beach, California or, subject to Section 6.3, such location as shall be designated by the Board. Executive understands he will be required to travel to the Company’s various operations in connection with his duties and responsibilities under this Agreement, to the extent such travel is reasonably requested by the Board from time to time.

2.3    Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3 shall not be construed to prevent Executive from making passive outside investments or from participating in the business of, or making investments in, Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC and their affiliates (collectively, “Lyon Activities”) so long as such investments do not require material time of Executive or otherwise materially interfere with the performance of Executive’s duties and obligations hereunder and Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to five percent (5%) of the securities of a publicly traded entity (a “Permissible Investment”).

ARTICLE 3

COMPENSATION

3.1    Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive a salary at an annual rate of not less than $800,000 per year during the Term, payable in accordance with the Company’s regular payroll schedule from time to time, but in no event less frequently than monthly. The annual salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Compensation Committee during the Term. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2    Bonus. Executive shall be entitled to earn a cash bonus for the Company’s 2018 fiscal year with a target amount equal to 200% of Executive’s annual salary for such fiscal year, as determined by the Compensation Committee, on terms established prior to the Effective Date and that are no less favorable than those applicable to other senior executives of the Company, under the Company’s annual bonus plan. Executive shall be entitled to earn cash bonuses for each future fiscal year during the Term under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position with the Company, but in all events, on terms that are no less favorable than those applicable to other senior executive officers of the Company. The Compensation Committee shall set a target cash bonus for Executive for each future fiscal year during the Term (together with the target amount established for the Company’s 2018 fiscal year, a “Target Cash Bonus”), provided that the Target Cash Bonus shall not be less than 200% of Executive’s then-current annual salary. To the extent earned, the Company will pay each annual cash bonus to Executive by March 15th of the year following the year to which the applicable bonus relates.

3.3    Long Term Incentive Plan. In addition to any equity awards previously granted to Executive, Executive shall be eligible to participate in any Long Term Incentive Plan maintained or adopted by the Company (including, without limitation, in respect of any performance period during the Term), on the terms and conditions adopted by the Board or the Compensation Committee.

ARTICLE 4

EXECUTIVE BENEFITS

4.1    Company Executive Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to senior executive officers of the Company under the Company personnel policies and employee retirement and welfare benefit plans as in effect from time to time. Executive shall also be entitled to a monthly automobile allowance commensurate with the monthly automobile allowance provided to executives of the Company, as determined by the Compensation Committee, but not less than $500, payable in accordance with the Company’s regular payroll schedule from time to time, and Company-paid gasoline, in lieu of any mileage or other reimbursement, for use of his personal vehicle for business purposes. All reimbursements pursuant to this Section 4.1 shall be made in accordance with Article 9 below.

4.2    Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law pursuant to the Company’s indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during his employment and/or other service with the Company. In addition, the Company shall cause Executive to be covered by the current policies of directors’ and officers’ liability insurance covering directors and officers of the Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors’ and officers’ liability insurance covering directors and officers of the Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during his employment and/or other service with the Company (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors’ and officers’ liability insurance in effect at the time of such merger or acquisition. For purposes of this Section 4.2, all references to the Company shall be deemed to include Parent and each of its other subsidiaries to the extent that Executive has provided services to Parent or any such subsidiary, as applicable.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1    Reimbursement. Executive shall be reimbursed by the Company for all reasonable ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all reimbursable expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all reimbursable expenses to the Company. All reimbursements pursuant to this Section 5.1 shall be made in accordance with Article 9 below.

ARTICLE 6

TERMINATION

6.1    Termination for Cause. The Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive, if Executive (i) is convicted of, or pleads guilty to, a crime involving acts of moral turpitude that would make the continuance of his employment by the Company materially detrimental to the Company, or a felony (other than a felony that involves a motor vehicle and does not result in prison time), (ii) commits an act of fraud, misrepresentation, embezzlement or other acts of material or willful misconduct against the Company that would make the continuance of his employment by the Company materially detrimental to the Company, or (iii) is grossly negligent in the performance of his duties to the Company and such negligent performance is not cured within thirty (30) days after Executive’s receipt of written notice thereof by the Company, each such event constituting termination for cause (“Cause”). For purposes of determining whether “Cause” exists, no act, or failure to act, on Executive’s part shall be considered “willful” or “negligent” unless done, or omitted to be done, by Executive not in good faith and without Executive’s reasonable belief that Executive’s action or omission was in the best interest of the Company. Unless otherwise consented to in writing by Executive, notice of termination for Cause must be given within one hundred twenty (120) days of Parent or the Company first becoming aware of the event or events giving rise to Cause, and must specify a termination date not later than one hundred twenty (120) days after the date of such notice. Notwithstanding the foregoing, prior to any termination of Executive’s employment for “Cause” becoming effective, Executive and his counsel shall be given a reasonable opportunity to be heard before the Board, with reasonable advance notice.

6.2    Termination Without Cause or by Executive Without Good Reason. Notwithstanding anything to the contrary herein, (i) the Company shall have the right to terminate Executive’s employment under this Agreement without Cause by giving thirty (30) days prior written notice of such termination to Executive, subject to the Company’s obligation to pay to Executive the amounts set forth in Section 6.6.2 below, and (ii) Executive shall have the right to terminate Executive’s employment under this Agreement without Good Reason (as defined below) by giving thirty (30) days prior written notice of such termination to the Company.

6.3    Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior written notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean and be limited to any of the following that occurs without Executive’s prior written consent: (a) a material breach of this Agreement by the Company (including without limitation any material reduction in annual salary or reduction of the Target Cash Bonus to less than 200% of Executive’s then-current annual salary) and the failure of the Company to remedy such breach within thirty (30) days after the Company’s receipt of written notice, (b) any material diminution in Executive’s title, responsibilities, duties or authority, it being expressly acknowledged that in the event Executive ceases to serve as the Executive Chairman of the ultimate parent entity of a publicly traded company following a Change in Control, Executive’s responsibilities, duties and authority shall be deemed materially diminished, (c) any relocation of Executive’s or the Company’s principal place of business more than fifty (50) miles from Newport Beach, California (it being understood that Executive’s compliance with any travel obligations contemplated in Section 2.2 shall not be deemed to be consent with respect to the occurrence of Good Reason under this subsection (c)), (d) the provision by the Company to Executive of a Notice of Non-Renewal, (e) a requirement for Executive to directly report to any person or body other than the Board or (f) the Company or Parent, except by reason of business loss or business failure, ceases to acquire or develop land, suffers material changes in its lines of business, or directly or indirectly engages or invests in new business activities (outside its lines of business as of the Effective Date, including but not limited to the design, construction or sale of single family homes) that directly compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC and their affiliates in the geographic areas in which they do business. Notice of termination for Good Reason must be given within sixty (60) days of Executive first becoming aware of the event or events giving rise to Good Reason, and must specify a termination date not later than sixty (60) days after the date of such notice. Executive’s failure to exercise any right, power or remedy with respect to any of the foregoing conditions shall not be deemed to operate as a waiver of any of Executive’s rights or claims he may have with respect to such conditions, including but not limited to any subsequent or similar conditions.

6.3.1    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a)

the acquisition, directly or indirectly, by any Person or Group, other than the Lyon Group, of Beneficial Ownership of securities entitled to vote generally in the election of directors (“voting securities”) of Parent or the Company that represent 50% or more of the combined voting power of Parent’s or the Company’s, as applicable, then outstanding voting securities, other than:

(i)

an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent, the Company or any Person controlled by Parent or the Company or by any employee benefit plan (or related trust) sponsored or maintained by Parent or the Company or any Person controlled by Parent or the Company, or

(ii)

an acquisition of voting securities by Parent or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the stock of Parent, or

(iii)	an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

(b)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (including, without limitation, by reason of any agreement intended to avoid or settle any election contest or solicitation of proxies or consents) other than the Board;

(c)

the consummation by Parent or the Company (whether directly involving Parent or the Company or indirectly involving Parent or the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s or the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i)

which results in Parent’s or the Company’s, as applicable, voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the Company, as applicable, or the Person that, as a result of the transaction, controls, directly or indirectly, Parent or the Company, as applicable, or owns, directly or indirectly, all or substantially all of Parent’s or the Company’s assets or otherwise succeeds to the business of Parent or the Company (Parent, the Company, or such Person, the “Successor Entity”)), directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s initial approval of the transaction (including, without limitation, approval of the agreement providing for the transaction), and

(iii)

after which no Person or Group other than the Lyon Group beneficially owns (individually or collectively) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or Group shall be treated for purposes of this clause (c) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or

(d)	a liquidation or dissolution of Parent or the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Parent’s or the Company’s shareholders, as applicable, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Parent’s or the Company’s shareholders, as applicable.

6.3.2    The term “Lyon Group” shall mean William Lyon and William H. Lyon, their siblings, spouses and lineal descendants (including by step, adoptive and similar relationships), and entities wholly owned by one or more of the foregoing persons, and any trusts or other estate planning vehicles for the benefit of any of the foregoing.

6.3.3    The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder. Notwithstanding the foregoing, (A) Persons shall not be considered to be acting as a Group solely because they purchase or own stock of Parent or the Company at the same time, or as a result of the same public offering, (B) however, Persons will be considered to be acting as Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with Parent or the Company, and (C) if a Person, including an entity, owns stock both in Parent or the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with Parent or the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

6.4    Termination due to Death or Disability. Executive’s employment shall terminate upon his death. The Company may terminate Executive’s employment due to Executive becoming Disabled. For the purposes of this Agreement, Executive shall be considered to be “Disabled” if Executive is physically or mentally disabled (except due to substance or alcohol abuse) from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of the Board’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between the Board and Executive as to whether Executive is Disabled for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist designated by Executive in his reasonable discretion.

6.5    Effectiveness on Notice. Any termination under this Article 6 shall be effective upon receipt of written notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in such written notice (the “Termination Date”). In the event of Executive’s death, no written notice shall be required and the Termination Date shall be the date of his death.

6.6    Effect of Termination.

6.6.1    Payment of Accrued Obligations. Except as provided in Section 6.6.2 or 6.6.3 if applicable, upon the termination of Executive’s employment by the Company, by Executive or due to death, all benefits provided to Executive by the Company hereunder shall thereupon cease and the Company shall pay or cause to be paid to Executive on the Termination Date in the case of termination by the Company or Executive, or as soon as practicable in the case of death, all accrued but unpaid base salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made in accordance with Article 9 below. Except where Executive has been terminated by the Company for Cause, Executive shall also be entitled to receive any earned but unpaid bonus payable in respect of the year prior to the year in which the Termination Date occurs, payable as and when such amounts would have otherwise been paid.    Executive shall remain entitled to any other earned or vested benefits under Parent’s, the Company’s or any of their subsidiaries’ benefit plans or programs, or to which Executive is otherwise entitled by law, in each case in accordance with the terms of such plan, program or law, as applicable. If this Agreement is terminated for Cause or by Executive other than for Good Reason, then Executive’s equity awards, including but not limited to stock options, shall be treated in accordance with the agreement(s) evidencing such awards (but in no event shall Executive receive less than thirty (30) days following the Termination Date to exercise vested options) and Executive shall not be entitled to receive any payments other than as specified in this Section 6.6.1.

6.6.2    Termination Without Cause or for Good Reason. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive’s employment is terminated by the Company without Cause (other than due to Executive’s termination upon becoming Disabled) or by Executive for Good Reason, subject to Executive signing, within twenty-one (21) or forty-five (45) days, as applicable, following the Termination Date, and not revoking, the severance agreement and general release attached hereto as Exhibit A (“Severance Agreement”), Executive shall be entitled to receive the following payments and benefits described in Section 6.6.2(a) – (d) at the dates specified therein:

(a)

On the date that is sixty (60) days after the date of the Separation from Service (as defined below), the Company shall pay to Executive a lump-sum payment equal to two (2) (or, if the Termination Date occurs during any Protection Period (as defined below), three (3)) multiplied by the sum of Executive’s annual salary plus Target Cash Bonus (each as used or defined in Sections 3.1 and 3.2, respectively), based on the greatest annual salary and the greatest Target Cash Bonus in effect during the Term. In addition, Executive shall be entitled to receive a pro-rata portion, based on the number of days employed during the fiscal year of termination, of the cash bonus for the fiscal year of termination determined based upon actual performance consistent with, and paid at the same time as, other senior executive officers of the Company; provided, however, that there will be no exercise of any negative discretion or other reduction authority with respect to such bonus amount (such amount, the “Pro-Rated Bonus”). For purposes of this Agreement, “Protection Period” means (x) the period within one year following a Change in Control and (y) any period during which Parent or the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a Change in Control.

(b)

All of Executive’s unvested equity awards, including, without limitation, all restricted stock grants, restricted stock units and stock options, shall immediately vest in full on the Termination Date and any such stock options shall remain exercisable in accordance with their terms (but in no event other than by expiration at the end of the original term thereof shall Executive receive less than thirty (30) days following the Termination Date to exercise vested options). With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.2(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Termination Date occurs prior to end of any current or future performance period for such award or (ii) based on actual achievement in the event the Termination Date occurs on or after the end of any performance period for such award.

(c)

In the event Executive timely makes an election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue to receive health benefits coverage for Executive and/or his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by Parent or any of its subsidiaries thereafter may change or be amended from time to time, then, until the earlier of (i) the end of the twenty-four (24) month period beginning on the first of the month following the month in which the Termination Date occurs or (ii) the date Executive becomes covered under any other group health plan not maintained by Parent or any of its subsidiaries that provides equivalent benefits at comparable cost to Executive, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Section 6.6.2(c).

The general release of claims contained in the Severance Agreement may be modified by the Company prior to Executive’s execution of the Severance Agreement to the extent the Company reasonably believes necessary to give the general release the full effect it had as of the date of execution of this Agreement if that effect is limited by subsequent change(s) in law. Notwithstanding anything herein to the contrary, the Company’s failure to deliver to Executive an executed Severance Agreement in accordance with the terms of this Agreement within five days following the Termination Date shall absolve Executive from any obligation to execute or deliver any Severance Agreement or other release of claims as a condition to Executive’s receipt of any payments or benefits under this Agreement. The severance payment provided in Section 6.6.2(a) shall be payable upon Executive’s “Separation from Service” within the meaning of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).

6.6.3    Termination for Death or Disability. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive dies or the Company terminates Executive’s employment due to Executive becoming Disabled during the Term, Executive shall be entitled to receive the payments and benefits described in Section 6.6.3(a) – (c) at the dates specified therein:

(a)

On the date that is sixty (60) days after the date of the Separation from Service, the Company shall pay to Executive a lump-sum payment equal to the aggregate amount of annual salary payable to Executive from the Termination Date through the expiration of the then-applicable Term (in the absence of the applicable termination of employment). In addition, Executive shall be entitled to receive the Pro-Rated Bonus, which amount shall be paid at the same time annual bonuses for the applicable year would normally be paid to other senior executive officers of the Company.

(b)

All of Executive’s unvested equity awards, including, without limitation, all restricted stock grants, restricted stock units and stock options, shall immediately vest in full on the Termination Date and any such stock options shall remain exercisable in accordance with their terms (but in no event other than by expiration at the end of the original term thereof shall Executive (or his estate or legal guardian, as applicable) receive less than thirty (30) days following the Termination

Date to exercise vested options). With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.3(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Termination Date occurs prior to end of any current or future performance period for such award or (ii) based on actual achievement in the event the Termination Date occurs on or after the end of any performance period for such award.

(c)

In the event Executive (or his estate or legal guardian, as applicable) timely makes an election under COBRA to continue to receive health benefits coverage for Executive and/or his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by Parent or any of its subsidiaries thereafter may change or be amended from time to time, for the period from the Termination Date until the earlier of (i) the later of (A) the date that is six (6) months after the Termination Date or (B) the expiration of the then-applicable Term (in the absence of the applicable termination of employment), or (ii) the date Executive becomes covered under any other group health plan not maintained by Parent or any of its subsidiaries that provides equivalent benefits at comparable cost to Executive, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (x) the date that such exclusion under such other group health plan lapses or expires or (y) the period described in clause (i) of this Section 6.6.3(c).

6.7    Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and Parent or the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company and its parents, subsidiaries and affiliates, if any, and shall take all actions reasonably requested by the Company to effectuate the foregoing (at the Company’s sole expense); provided, however, that in no event shall Executive be required to resign from the Board by this Section 6.7 or in any event be deemed to have resigned from the Board without his express written consent. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

6.8    No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by Parent, the Company or their subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with Parent, the Company or their subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which Other Benefits shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

6.9    Conditions to Receipt of Severance Benefits. In addition to the requirement that Executive execute and not revoke the Severance Agreement, as a condition for Executive’s right to receive any severance benefits hereunder, Executive shall be required to comply with Sections 7.4 and 7.5 of this Agreement; provided, however, that, prior to withholding any severance benefits hereunder, the Company shall deliver to Executive written notice of any such asserted noncompliance and provide Executive a period of not less than 30 days following Executive’s receipt of such notice to respond to such assertion and cure such noncompliance.

ARTICLE 7

CONFIDENTIALITY

7.1    Nondisclosure of Confidential Information. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise known to the public (collectively, the “Confidential Information”). Executive recognizes and acknowledges that the Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties. Executive confirms that all such Confidential Information is the exclusive property of the Company and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to the Company or as required by a court or administrative order or as Executive reasonably deems necessary for his financial, tax or legal advisors to advise him, Executive shall not, directly or indirectly, for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any Confidential Information without the prior written consent of the Company duly authorized by the Board. Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, emails, electronic files, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Information, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information, except for Executive’s personal address book/file or rolodex and information relating to Executive’s own compensation. Upon termination of this Agreement, or whenever reasonably requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Information, not previously delivered to the Company, that is in the possession or under the control of Executive. Confidential Information shall not include (x) information that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates, (y) information that becomes available to Executive subsequent to the termination of Executive’s employment hereunder and on a non-confidential basis from a source other than the Company or its affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation to the Company and/or (z) information that is developed independently by Executive subsequent to the termination of Executive’s employment hereunder without any reliance on any other Confidential Information. Disclosure of Confidential Information as required by applicable law or legal process shall not be a breach of this Section 7.1. The provisions of this Section 7.1 shall continue in effect notwithstanding termination of Executive’s employment for any reason. Notwithstanding the foregoing, competition by Executive following termination of his employment with the Company shall not be deemed to constitute breach of this Agreement, so long as Executive does not otherwise breach this Section 7.1 in furtherance of such competition.

7.2    Assignment of Intellectual Property Rights. Any ideas, processes, designs, methods, substances, articles, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements, whether or not patentable or copyrightable, and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Employee Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Employee Work Product shall not be deemed a work made for hire, Executive agrees that such Employee Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Employee Work Product. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may reasonably require confirming the Company’s ownership of any of Employee Work Product (at the Company’s sole expense). Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

7.2.1    Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (“Section 2870”). Section 2870 provides as follows:

(a)

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	Result from any work performed by the employee for the employer.

(b)

The extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

7.2.2    By signing this Agreement, Executive acknowledges that Section 7.2.1 shall constitute written notice of the provisions of Section 2870.

7.3    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including but not limited to the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.4    Covenant Not to Compete. During the Term, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment or any Lyon Activities) in any person, firm or entity engaged in the residential home building or development business that competes against the Company in Arizona, California, Nevada, Colorado, Washington, Oregon, Texas and in any “other market” in which the Company develops real property. For purposes of this Agreement, “other market” shall be defined as the area within a 100 mile radius of any real property owned by the Company.

7.5    No Solicitation. For a period of twenty-four (24) months after the Termination Date, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence) to become employed by or provide personal services to any person or entity other than the Company or its subsidiaries or to terminate such individual’s employment with the Company or any of its subsidiaries. Executive shall not be deemed to have solicited any such person in violation of this provision if Executive places, or assists another person in placing, an advertisement seeking employment candidates in a publication, including but not limited to an internet publication, or generally available to the public or within the residential construction and development industry. In addition, this Section 7.5 shall not be deemed to prohibit any Person from hiring, inducing or attempting to induce, solicit or encourage any employee of Parent, the Company or any of their subsidiaries to leave their employ, provided that Executive does not participate in or direct the prohibited activity.

7.6    Mutual Non-Disparagement. Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Company and/or its businesses, or that are otherwise disparaging of the Company and/or its businesses, or any of their past or present or future officers or directors in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company agrees that its directors and executive officers shall not, and that none of Parent, the Company or their subsidiaries shall, publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Executive, or that are otherwise disparaging of Executive. For avoidance of doubt, the foregoing shall not be violated by statements that the maker reasonably believes to be true in response to legal process, required by governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and nothing herein shall be deemed to prohibit or limit Executive from engaging in formal performance reviews or evaluations of Company personnel.

7.7    Ancillary and Independent Provisions. The representations and covenants contained in this Article 7 on the part of Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Article 7. In addition, the provisions of this Article 7 shall continue to be binding upon Executive in accordance with their terms, notwithstanding the termination of Executive’s employment hereunder for any reason.

7.8    Consideration. The restrictions set forth in this Article 7 are being given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Executive.

7.9    Time Periods. If Executive violates any covenant contained in this Article 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Executive contained in this Article 7 shall be deemed to have durations as specified above.

7.10    Reasonableness of Limitations. The Parties agree that the limitations contained in this Article 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court or arbitrator shall determine that the time, geographical area, or scope of activity of any restriction contained in this Article 7 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

7.11    Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.12    Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 hereof and that the Company shall be entitled to seek injunctive relief and specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to seek such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.

ARBITRATION

8.1    General. Any controversy, dispute, or claim between the Parties, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”), which are, as of the Effective Date, available at https://www.jamsadr.com/rules-employment-arbitration/. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the Parties otherwise, any arbitration shall take place in Orange County, California.

8.2    Selection of Arbitrator. In the event the Parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance the JAMS Rules.

8.3    Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each Party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each Party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Article 8, the parties to the arbitration shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

8.4    Fees and Costs. Any filing or administrative fees shall be borne initially by the Party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration. Notwithstanding the foregoing, except as may be awarded to a prevailing party under applicable law, each Party shall be responsible for and pay their own attorneys’ fees and costs incurred in connection with such arbitration, provided, that in the event Executive is the prevailing party with respect to at least one material issue in any such arbitration, the Company shall be responsible for and pay Executive’s attorneys’ fees and costs incurred in connection with such arbitration.

8.5    Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Article 8, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the Parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9

CODE SECTION 409A

9.1    General. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

9.2    Reimbursements. To the extent that reimbursements or other in-kind benefits, under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

9.3    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable hereunder, shall be paid to Executive during the six (6) month period following his Separation from Service to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period (or, if earlier, on the date of Executive’s death), the Company shall pay Executive (or his estate) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6) month period.

9.4    Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any mounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

9.5    Payment Date. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following Termination Date”), the actual date of payment within the specified period shall be determined by the Company. Any payments made under this Agreement shall be considered separate payments and not one of a series of payments for purposes of Code Section 409A.

ARTICLE 10

EXCISE TAX

10.1    Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including but not limited to any payment or benefit received in connection with a change in control of Parent or the Company or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

10.2    In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Code Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code Section 409A as deferred compensation.

10.3    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, Parent’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10.4    At the time that payments are made under this Agreement, the Company will provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If Executive objects to the Company’s calculations, the Company will pay to Executive such portion of the Total Payments (up to 100% thereof) as Executive determines is necessary to result in the proper application of this Article 10. All determinations required by this Article 10 (or requested by either Executive or the Company in connection with this Article 10) will be at the expense of the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 10 will not of itself limit or otherwise affect any other rights of Executive under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except by the signed written consent of the Parties sought to be bound by such waiver, alteration, amendment or repeal.

11.2    Entire Agreement. This Agreement constitutes the total and complete agreement of the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

11.3    Assistance in Litigation, Investigations and Inquiries. During the Term and for a period of two years thereafter, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation, or governmental or regulatory investigation or inquiry in which the Company or any of its affiliates is, or may become, a party or subject; provided that (i) the Company shall make reasonable efforts to limit Executive’s assistance to regular business hours and minimize disruption of Executive’s other activities (whether personal, professional or otherwise), and (ii) the total number of hours required of Executive in connection with any such assistance shall not exceed 100 hours in the aggregate. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance. The provisions of this Section 11.3 shall continue in effect notwithstanding termination of Executive’s employment hereunder for any reason.

11.4    Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

11.5    Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

11.6    Waiver or Delay. The failure or delay on the part of the Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the Party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

11.7    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11.8    No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

11.9    Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

11.10    Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

11.11    Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed received when so delivered personally or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, and properly addressed to the Party at the address set forth as follows or any other address that any Party may designate by written notice to the other Party:

To Executive:	The last available mailing address provided by Executive to the Company.
To Parent and/or the Company:	William Lyon Homes, Inc. 4695 MacArthur Court, 8th Floor Newport Beach, California 92660 Attn: Compensation Committee Chair Facsimile: (949) 596-0882

11.12    Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

11.13    Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the Parties hereby.

11.14    Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

11.15    Survival. The obligations of the Parties under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement shall survive any termination or expiration of this Agreement.

11.16    Obligations. Parent agrees that if the Company is unable to perform all or part of its obligations under this Agreement (whether before or after the expiration or termination of this Agreement), then Parent will perform such obligations of the Company in the same manner and to the same extent the Company would be required to perform.

11.17    Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order and any benefit deductions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered and effective as of the date first written above.

“PARENT”

WILLIAM LYON HOMES

By:	/s/ Matthew R. Niemann
Name: Matthew R. Niemann
Title: Chair of the Compensation Committee

“COMPANY”

WILLIAM LYON HOMES, INC.

By:	/s/ Jason R. Liljestrom
Name: Jason R. Liljestrom
Title: Senior Vice President, General Counsel and Corporate Secretary

“EXECUTIVE”

/s/ William H. Lyon
William H. Lyon

EXHIBIT A

William Lyon Homes, Inc.

SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the benefits provided under Section 6.6.2 of the Employment Agreement by and among William H. Lyon (“Executive”), William Lyon Homes, a Delaware Corporation (“Parent”), and William Lyon Homes, Inc. a California corporation, (the “Company”), to which this Severance Agreement and General Release (this “Agreement”) is Exhibit A (the “Employment Agreement”), Executive hereby agrees as follows:

1.    Relief from Duties. Executive is relieved of all job responsibilities and authority, effective                             , and resigns from any and all positions as an officer, director or employee of the Company or any parent, subsidiary or affiliate of the Company. Subject to the terms of the Employment Agreement, Executive will, on or before                             , return to the Company all files, records, keys, and any other property of the Company and its parents, subsidiaries and affiliates.

2.    Representation and Warranty. Executive represents to the Company that he or she is signing this Agreement voluntarily and with a full understanding of, and agreement with, its terms, for the purpose of receiving the payments and benefits set forth in Section 6.6.2 of the Employment Agreement, thereby resolving all claims between the parties arising out of his employment with, and the termination of his relationship with, the Company.

3.    Severance Benefits and Unemployment Claims. In reliance on Executive’s representations and releases in this Agreement, the Company will provide to Executive the payments and benefits set forth in Section 6.6.2 of the Employment Agreement at the times set forth therein. Should Executive file for unemployment insurance benefits, the Company agrees not to challenge Executive’s claim.

4.    No Other Payments or Benefits. Executive agrees that he is not entitled to receive, and will not claim, any payments or benefits other than what is expressly set forth in Sections 6.6.1 and 6.6.2 of the Employment Agreement and such other benefits which, by their terms, survive Executive’s termination of employment, and hereby expressly waives any right to additional payments or benefits.

5.    General Release by Executive. Subject to Section 6 below, Executive hereby releases and discharges forever the Company, and each of its parents, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, related and affiliated companies and entities, shareholders, members, partners, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all “Claims.” The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to his employment by or service as a director to any of the Executive Released Parties, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other employee benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate his employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; Arizona Revised Statute 41-1461 et seq. (race, color, religion, sex, age, disability or national origin discrimination); Nevada Rev. Statute § 613.010 (Solicitation of Employees by Misrepresentation); Nevada Rev. Statute § 613.310 et seq. (race, color, religion, sex, sexual orientation, age, disability or national origin discrimination) or any other federal, state or local law.

6.    Exclusions from General Release. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a)	Executive’s rights to the benefits of Sections 6.6.1 and 6.6.2 of the Employment Agreement;

(b)	Executive’s rights as a shareholder, option holder, or holder of any other equity interests of Parent, the Company or any of their subsidiaries or affiliates;

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)

claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(e)	any rights vested prior to the date of Executive’s termination of employment to benefits under any Company-sponsored retirement or welfare benefit plan;

(f)

Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s or Parent’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Company or any of its affiliates; and

(g)	Executive’s rights under this Agreement and any other right that survives termination of the Employment Agreement or that may not be released by private agreement.

(collectively, the “Executive Unreleased Claims”).

7.    Rights Under the ADEA and Older Workers Benefit Protection Act. Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under the ADEA and that he is hereby advised of his rights under the Older Workers Benefit Protection Act. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that:

(a)	the consideration provided pursuant to Section 6.6.2 of the Employment Agreement is in addition to any consideration that he would otherwise be entitled to receive;

(b)	he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)	he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days, or forty-five (45) days if applicable, within which to consider it;

(d)

to the extent that Executive takes less than the twenty-one (21) day period, or forty-five (45) day period if applicable, to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and

(e)

Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which he executes the release and that the release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7) day revocation period. Executive further understands that he shall relinquish any right he has to the consideration specified in Section 6.6.2 of the Employment Agreement if he exercises his right to revoke this Agreement. Notice of revocation must be made in writing, signed by Executive, and must be received by the Company, at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660 Attn: Corporate Human Resources, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement.

8.    Unknown Claims. It is further understood and agreed that Executive waives all rights under Section 1542 of the California Civil Code (“Section 1542”) and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims (other than the Executive Unreleased Claims) which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such Claims.

9.    Covenant Not To Sue. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein (a “Released Claim”), nor shall Executive participate, assist or cooperate in any Released Claim, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Released Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

10.    No Assignment. Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.

11.    Indemnification of Executive Released Parties. Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Released Claims; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Released Claims; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws or to Executive’s right to enforce any obligations under this Agreement (or that are otherwise preserved by this Agreement), and any right of the Executive Released Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.

12.    Entire Agreement/No Oral Modification. This Agreement (together with the applicable provisions of the Employment Agreement) contains all of the terms, promises, representations, and understandings made between the parties with respect to the subject matter hereof. Executive agrees that no promises, representations, or inducements have been made to him/her that caused him/her to sign this Agreement other than those set forth in this Agreement. This Agreement does not supersede Executives obligations under Article 7 of the Employment Agreement or any other agreement concerning the assignment, use or disclosure of confidential information or intellectual property.

13.    No Oral Modification/Waiver. This Agreement may be modified only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.    Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude Executive from providing testimony that he reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit Executive from providing candid statements that he or she reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization. In addition, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

15.    Choice of Law and Forum. This Agreement shall be interpreted in accordance with the laws of the State of California, and any dispute arising under this Agreement shall be subject to arbitration in accordance with Article 8 of the Employment Agreement.

16.    Timely Execution and Return of Agreement. To receive the payments and benefits as stated in Section 6.6.2 of the Employment Agreement, this signed document must be delivered to the Company not later than [                    (    )] days after the Company’s delivery of this Agreement to Executive, in each case pursuant to the notice and delivery requirements set forth in the Employment Agreement. Should Executive have any questions, he should contact Corporate Human Resources at (949) 476-5440.

DATED:
William H. Lyon

WILLIAM LYON HOMES, INC.

DATED:	By:
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